EXHIBIT 99.1


                     TEXACO, SHELL AND SAUDI ARAMCO ANNOUNCE
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            FORMATION AND OPERATIONAL START-UP OF MOTIVA ENTERPRISES
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FOR IMMEDIATE RELEASE: WEDNESDAY, JULY 1, 1998.
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         WHITE PLAINS,  N.Y., July 1 -- Texaco Inc., Shell Oil Company and Saudi
Aramco today announced the formation and operational start-up of Motiva Enterprises LLC, a joint venture combining major elements of the three companies' eastern and Gulf Coast U.S. refining and marketing businesses. Shell has 35 percent ownership and Texaco and Saudi Refining, Inc., a corporate affiliate of Saudi Aramco, each have 32.5 percent ownership of the company.
         Motiva Enterprises LLC, headquartered in Houston, will market under the Texaco and Shell brands. L. Wilson Berry, formerly President of Texaco Refining and Marketing Inc., is President and Chief Executive Officer of Motiva Enterprises.
         In  January  1998,   Texaco  and  Shell  announced  the  formation  and
operational start-up of a separate joint venture under the name Equilon Enterprises LLC. Equilon Enterprises combines the major elements of Texaco's and Shell's western and Midwestern U.S. refining and marketing businesses and their nationwide transportation and lubricants businesses. Texaco has a 44 percent ownership in Equilon Enterprises and Shell owns 56 percent of the company.
         In addition to Motiva Enterprises, the companies also announced the formation of two jointly owned units that will support the operations of both Motiva Enterprises and Equilon Enterprises. Equiva Services LLC will provide administrative support services to the joint venture companies, while Equiva Trading Company will function as the companies' trading unit.
         Seth L. Sharr, formerly President and CEO of Star Enterprise, the refining and marketing joint venture between subsidiaries of Texaco and Saudi Aramco, will be President of Equiva Services LLC. Arthur A. Nicoletti, formerly President of Texaco Trading and Transportation Inc., will serve as President of Equiva Trading Company.
Both units will be based in Houston.

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         The exploration,  production and chemical  businesses of Shell,  Texaco and Saudi Aramco are not included in either of the alliances.
         Texaco Inc. is based in White Plains, N.Y. Shell Oil Company is a Houston-based affiliate of the Royal Dutch/Shell Group of Companies. Saudi Aramco is the state-owned oil company of the Kingdom of Saudi Arabia. The company's U.S. corporate affiliate Saudi Refining, Inc. is based in Houston.

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For more information contact:       Shell Oil Company
                                    Kitty Borah, Stacy Hutchinson,  713-241-4544
                                    Sarah Payne
                                    Texaco
                                    Paul Weeditz (Houston)          713-752-6475
                                    Shawn Frederick (Houston)       713-752-4672
                                    Saudi Refining, Inc.
                                    Henry Hayes                     713-432-4149
                                    Bill Tracy                      713-432-4645